News Release                                   Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS FOURTH QUARTER 2011 RESULTS

Continued Revenue Growth Drives Strong Earnings Growth
Fourth Quarter GAAP EPS Increases to $.46 from $.37
Adjusted EPS Rises 12% to $.46

NEW YORK, February 14, 2012 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice and solutions in risk, strategy and human capital, today reported financial results for the fourth quarter and year ended December 31, 2011.

Brian Duperreault, President and CEO, said: “We are very pleased with our Company's performance, both for the fourth quarter, and for the entire year. For the second consecutive year, we achieved double-digit growth in adjusted operating income. This growth was broad-based, with both our Risk and Insurance Services and Consulting segments generating double-digit growth in adjusted operating income.

“Marsh produced another year of excellent performance. In the fourth quarter, new business development and high retention rates drove underlying revenue growth across all geographies. Guy Carpenter also had another outstanding year, surpassing $1 billion in revenue for the first time in its history. Guy Carpenter continued its three year trend of underlying revenue growth.

“At Mercer, Consulting and Investments continued to drive underlying revenue growth in the quarter, as they did for the entire year. Despite challenging economic conditions in Europe, Oliver Wyman generated underlying revenue growth of 2% in the fourth quarter.

“We are proud of our accomplishments in 2011 and are pleased to have the talented colleagues, management strength and capabilities to provide superior service and solutions for our clients. Importantly, we continue to deliver on our strategy for long-term profitable growth for shareholders,” concluded Mr. Duperreault.

Consolidated Results
Consolidated revenue in the fourth quarter of 2011 was $2.9 billion, an increase of 4% from the fourth quarter of 2010, or 3% on an underlying basis. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as acquisitions, dispositions and transfers among businesses. Operating income rose 20% to $391 million, compared with $325 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 8% in the fourth quarter to $409 million.

Income from continuing operations was $244 million, or $.44 per share, in the fourth quarter. This compares with $192 million, or $.34 per share, in the fourth quarter of 2010. Discontinued operations, net of tax, was $16 million in the fourth quarter, compared with $14 million in the prior year period. Net income was $256 million compared with $203 million in the fourth quarter of 2010. Earnings per share increased to $.46 from $.37. Adjusted earnings per share in the quarter was also $.46, an increase of 12% from $.41 in the fourth quarter of 2010.

For the full year of 2011, revenue increased 9% to $11.5 billion, or 5% on an underlying basis. Operating income was $1.6 billion, compared with $939 million in the prior year. Income from continuing operations was $982 million, or $1.73 per share, compared with $565 million, or $1.00 per share, in 2010. Discontinued operations, net of tax, was $33 million, compared with $306 million for 2010. Net income was $993 million, or $1.79 per share, compared with $855 million, or $1.55 per share, in the prior year. Adjusted earnings per share for 2011 increased to $1.77 from $1.64. Results for 2011 include expense of $72 million from the early extinguishment of debt in July.

Risk and Insurance Services
Risk and Insurance Services revenue increased 6% to $1.6 billion in the fourth quarter of 2011, or 4% on an underlying basis. Operating income increased 35% to $304 million, compared with $225 million. Adjusted operating income in the quarter increased 11% to $288 million from $259 million. For the year, Risk and Insurance Services revenue was $6.3 billion, an increase of 9% from the prior year, and 5% on an underlying basis. Adjusted operating income rose 12% to $1.2 billion from $1.1 billion.

Marsh's revenue in the fourth quarter of 2011 was $1.4 billion, an increase of 6%, or 4% on an underlying basis. International operations reported underlying revenue growth of 6% in the fourth quarter, reflecting growth of 9% in Asia Pacific, 8% in Latin America and 4% in EMEA. In the United States/Canada division, underlying revenue grew 2%. In January 2012, Marsh completed its previously announced acquisition of the brokerage operations of Alexander Forbes in South Africa, Botswana and Namibia, which gives Marsh a leading market position. Guy Carpenter's fourth quarter revenue was $193 million, an increase of 5% on both a reported and underlying basis from the fourth quarter of 2010.

Consulting
Consulting segment revenue increased 3% to $1.3 billion in the fourth quarter of 2011, or 2% on an underlying basis. Operating income was $147 million in the fourth quarter, compared with

$150 million in the prior year, and adjusted operating income was unchanged at $166 million. For the year, Consulting segment revenue increased 9% from the prior year period to $5.3 billion, or 5% on an underlying basis. Adjusted operating income rose 12% to $619 million, compared with $553 million in 2010.

Mercer's revenue increased 3% to $940 million in the fourth quarter of 2011, an increase of 2% on an underlying basis. Mercer's consulting operations produced revenue of $640 million, an increase of 3% on an underlying basis; outsourcing, with revenue of $183 million, was down 4%; and investments with revenue of $117 million, grew 9%. Oliver Wyman's revenue increased 2% on both a reported and underlying basis to $406 million in the fourth quarter of 2011.

Other Items
The Company had an investment loss of $4 million in the fourth quarter of 2011, compared with investment income of $19 million in the fourth quarter of 2010. For the year, investment income, including mark-to-market gains in private equity investments, was $9 million, compared with $43 million in 2010. At the end of 2011, cash and cash equivalents was $2.1 billion, compared with $1.9 billion at the end of 2010. Net debt, which is total debt less cash and cash equivalents, was $815 million, compared with $1.1 billion at the end of 2010.

Conference Call
A conference call to discuss fourth quarter 2011 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial +1 800 967 7140. Callers from outside the United States should dial +1 719 325 2234. The access code for both numbers is 4267777. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. MARSH is a global leader in insurance broking and risk management; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in human resource consulting and related services; and OLIVER WYMAN is a global leader in management consulting. Marsh & McLennan Companies' 52,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more corporate information, or www.PartneringImpact.com to learn more about the Company's world-class capabilities and its solutions to the complex problems enterprises face today.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; pension obligations; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

▪	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

▪	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

▪	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

▪	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

▪	the impact on our net income caused by fluctuations in foreign currency exchange rates;

▪	the impact on our net income or cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statutes of limitation;

▪	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

▪
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as various trade sanctions laws;

▪	the impact of competition, including with respect to pricing;

▪	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

▪	our ability to successfully recover should we experience a disaster or other business continuity problem;

▪	changes in applicable tax or accounting requirements; and

▪
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue	2,908	2,785	11,526	10,550
Expense:
Compensation and Benefits	1,767	1,690	6,969	6,465
Other Operating Expenses	750	770	2,919	3,146
Total Expense	2,517	2,460	9,888	9,611
Operating Income	391	325	1,638	939
Interest Income	7	7	28	20
Interest Expense	(50)	(53)	(199)	(233)
Early Extinguishment of Debt	—	—	(72)	—
Investment (Loss) Income	(4)	19	9	43
Income Before Income Taxes	344	298	1,404	769
Income Tax Expense	100	106	422	204
Income from Continuing Operations	244	192	982	565
Discontinued Operations, Net of Tax	16	14	33	306
Net Income Before Non-Controlling Interest	$260	$206	$1,015	$871
Less: Net Income Attributable to Non-Controlling Interest	4	3	22	16
Net Income Attributable to the Company	$256	$203	$993	$855
Basic Net Income Per Share
- Continuing Operations	$0.44	$0.35	$1.76	$1.01
- Net Income Attributable to the Company	$0.47	$0.37	$1.82	$1.56
Diluted Net Income Per Share
- Continuing Operations	$0.44	$0.34	$1.73	$1.00
- Net Income Attributable to the Company	$0.46	$0.37	$1.79	$1.55
Average Number of Shares Outstanding - Basic	538	542	542	540
- Diluted	548	549	551	544
Shares Outstanding at 12/31	539	541	539	541

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2011	2010
Risk and Insurance Services
Marsh	$1,368	$1,290	6%	(1)%	3%	4%
Guy Carpenter	193	184	5%	—	—	5%
Subtotal	1,561	1,474	6%	(1)%	3%	4%
Fiduciary Interest Income	11	12
Total Risk and Insurance Services	1,572	1,486	6%	(1)%	3%	4%
Consulting
Mercer	940	910	3%	—	1%	2%
Oliver Wyman Group	406	399	2%	—	—	2%
Total Consulting	1,346	1,309	3%	—	1%	2%
Corporate / Eliminations	(10)	(10)
Total Revenue	$2,908	$2,785	4%	(1)%	2%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2011	2010
Marsh:
EMEA	$433	$418	3%	(1)%	—	4%
Asia Pacific	160	140	14%	2%	3%	9%
Latin America	106	107	(1)%	(8)%	—	8%
Total International	699	665	5%	(2)%	1%	6%
U.S. / Canada	669	625	7%	—	5%	2%
Total Marsh	$1,368	$1,290	6%	(1)%	3%	4%
Mercer:
Retirement	$258	$258	0%	(1)%	—	1%
Health and Benefits	223	224	0%	(1)%	(4)%	4%
Talent, Rewards & Communications	159	151	6%	—	—	6%
Mercer Consulting	640	633	1%	—	(1)%	3%
Outsourcing	183	180	1%	—	5%	(4)%
Investments	117	97	20%	—	10%	9%
Total Mercer	$940	$910	3%	—	1%	2%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2011	2010
Risk and Insurance Services
Marsh	$5,213	$4,744	10%	2%	4%	4%
Guy Carpenter	1,041	975	7%	1%	1%	5%
Subtotal	6,254	5,719	9%	2%	3%	5%
Fiduciary Interest Income	47	45
Total Risk and Insurance Services	6,301	5,764	9%	2%	3%	5%
Consulting
Mercer	3,782	3,478	9%	3%	2%	4%
Oliver Wyman Group	1,483	1,357	9%	2%	—	7%
Total Consulting	5,265	4,835	9%	3%	1%	5%
Corporate / Eliminations	(40)	(49)
Total Revenue	$11,526	$10,550	9%	2%	2%	5%
Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2011	2010
Marsh:
EMEA	$1,796	$1,674	7%	2%	2%	4%
Asia Pacific	612	503	22%	8%	4%	9%
Latin America	334	298	12%	(1)%	—	14%
Total International	2,742	2,475	11%	3%	2%	6%
U.S. / Canada	2,471	2,269	9%	—	6%	3%
Total Marsh	$5,213	$4,744	10%	2%	4%	4%
Mercer:
Retirement	$1,071	$1,053	2%	3%	—	(1)%
Health and Benefits	940	900	4%	2%	(3)%	6%
Talent, Rewards & Communications	576	488	18%	3%	5%	11%
Mercer Consulting	2,587	2,441	6%	2%	—	4%
Outsourcing	733	671	9%	5%	5%	—
Investments	462	366	26%	6%	9%	11%
Total Mercer	$3,782	$3,478	9%	3%	2%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.
* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended December 31, 2011 and 2010.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2011
Operating income (loss)	$304	$147	$(60)	$391
Add (Deduct) Impact of Noteworthy Items:
Restructuring Charges (a)	—	19	16	35
Settlement, Legal and Regulatory (b)	(16)	—	—	(16)
Other (c)	—	—	(1)	(1)
Operating income adjustments	(16)	19	15	18
Adjusted operating income (loss)	$288	$166	$(45)	$409
Operating margin	19.3%	10.9%	N/A	13.4%
Adjusted operating margin	18.3%	12.3%	N/A	14.1%
Three Months Ended December 31, 2010
Operating income (loss)	$225	$150	$(50)	$325
Add (Deduct) Impact of Noteworthy Items:
Restructuring Charges (a)	32	16	6	54
Settlement, Legal and Regulatory (b)	2	—	—	2
Other (c)	—	—	(2)	(2)
Operating income adjustments	34	16	4	54
Adjusted operating income (loss)	$259	$166	$(46)	$379
Operating margin	15.1%	11.5%	N/A	11.7%
Adjusted operating margin	17.4%	12.7%	N/A	13.6%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and costs related to recent acquisitions and cost reduction activities. The fourth quarter of 2010 includes a charge of $29 million for cost reduction activities related to recent acquisitions.

(b)  Reflects settlements of and legal fees arising out of the regulatory actions relating to market service agreements and other issues including indemnification of former employees for legal fees.  The three months ended December 31, 2011 includes $17 million of insurance recoveries.

(c) Includes credits for payments received related to the Corporate Advisory and Restructuring businesses divested in 2008.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the twelve months ended December 31, 2011 and 2010.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2011
Operating income (loss)	$1,229	$588	$(179)	$1,638
Add (Deduct) Impact of Noteworthy Items:
Restructuring Charges (a)	1	31	19	51
Settlement, Legal and Regulatory (b)	(21)	—	—	(21)
Other (c)	—	—	(7)	(7)
Operating income adjustments	(20)	31	12	23
Adjusted operating income (loss)	$1,209	$619	$(167)	$1,661
Operating margin	19.5%	11.2%	N/A	14.2%
Adjusted operating margin	19.2%	11.8%	N/A	14.4%

Twelve Months Ended December 31, 2010
Operating income (loss)	$972	$129	$(162)	$939
Add (Deduct) Impact of Noteworthy Items:
Restructuring Charges (a)	102	24	15	141
Settlement, Legal and Regulatory (b)	10	—	—	10
Other (c)	—	—	(12)	(12)
Alaska Litigation Settlement (d)	—	400	—	400
Operating income adjustments	112	424	3	539
Adjusted operating income (loss)	$1,084	$553	$(159)	$1,478
Operating margin	16.9%	2.7%	N/A	8.9%
Adjusted operating margin	18.8%	11.4%	N/A	14.0%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and costs related to recent acquisitions and cost reduction activities. The twelve months of 2011 and 2010 includes charges of $5 million and $63 million, respectively, for cost reduction activities related to recent acquisitions.

(b) Reflects settlements of and legal fees arising out of the regulatory actions relating to market service agreements and other issues including indemnification of former employees for legal fees.The twelve months ended December 31, 2011 includes $31 million of insurance recoveries.

(c) Includes credits for payments received related to the Corporate Advisory and Restructuring businesses divested in 2008.
(d) Reflects net settlement of litigation brought by the Alaska Retirement Management Board against Mercer. Under the settlement agreement, Mercer paid $500 million, of which $100 million was covered by insurance.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the impact of non-GAAP measures and Kroll discontinued operations on diluted earnings per share - Three and Twelve Months Ended December 31, 2011 and 2010:

	Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended December 31, 2011
Income from continuing operations		$244	$239	$0.44
Add operating income adjustments	$18
Deduct impact of related income tax expense	(4)
		14	14	0.02
Income from continuing operations, as adjusted		$258	$253	$0.46

Twelve Months Ended December 31, 2011
Income from continuing operations		$982	$954	$1.73
Add operating income adjustments	$23
Deduct impact of related income tax expense	(4)
		19	19	0.04
Income from continuing operations, as adjusted		$1,001	$973	$1.77

Three Months Ended December 31, 2010
Income from continuing operations			$192	$188	$0.34
Add operating income adjustments	$54
Deduct impact of related income tax expense	(16)
			38	36	0.07
Income from continuing operations, as adjusted			230	224	0.41
Add Kroll adjusted operating income, net of tax			—	—	—
Adjusted income, net of tax		230	$230	$224	$0.41

Twelve Months Ended December 31, 2010
Income from continuing operations		$565	$543	$1.00
Add operating income adjustments	$539
Deduct impact of related income tax expense	(201)
		338	332	0.61
Income from continuing operations, as adjusted		903	875	1.61
Add Kroll adjusted operating income, net of tax		20	20	0.03
Adjusted income, net of tax		$923	$895	$1.64

The results in the table above are not adjusted for debt extinguishment costs of $72 million, which reduced earnings for the twelve months ended December 31, 2011.
Adjusted income, net of tax for the twelve months ended December 31, 2010 includes the adjusted after-tax operating income of Kroll (but not the impact of the disposal transaction) to appropriately reflect the operating benefit derived by the Company during its ownership. This facilitates a more meaningful comparison to 2011 results which will benefit from the use of proceeds from the Kroll sale. For the three and twelve months ended December 31, 2010, Kroll's adjusted operating income, net of tax was insignificant.

Marsh & McLennan Companies, Inc.
Supplemental Expense Information
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011		2010
Depreciation and Amortization Expense	$82	$82	$332		$319
Stock Option Expense	$5	$4	$21	18	$18
Capital Expenditures	$75	$79	$280		$258

Marsh & McLennan Companies, Inc.
Supplemental Information - Discontinued Operations
(Millions) (Unaudited)

As part of the disposal transactions for Putnam and Kroll, the Company provided certain indemnities, primarily related to pre-transaction tax uncertainties and legal contingencies. In accordance with applicable accounting guidance, liabilities were established related to these indemnities at the time of the sales and reflected as a reduction of the gain on disposal. Discontinued operations includes charges or credits resulting from the settlement or resolution of the indemnified matters, as well as adjustments to the liabilities related to such matters. Discontinued operations in 2011 includes credits from the resolution of certain legal matters and related insurance recoveries, as well as credits from the settlement of tax audits and the expiration of the statutes of limitations related to certain of the indemnified matters.

Marsh's Business Process Outsourcing (BPO) business, one of seven units within the Marsh Consumer business, provides policy, claims, call center and accounting operations on an outsourced basis to life insurance carriers. (herein referred to as the "Marsh BPO" business). Marsh invested in a technology platform that was designed to make the BPO business scalable and more efficient. During 2011, Marsh decided that it would cease investing in the technology platform and instead exit the business via a sale. In the fourth quarter of 2011, clients of the Marsh BPO business were notified of the decision to sell the business and actions were taken by management to facilitate the sale. As a result, the company wrote off capitalized software of $17 million, net of tax, which is included in discontinued operations.

The three and twelve months ended December 31, 2010 includes the gain on the sale of Kroll. The twelve months ended December 31, 2010 also includes the loss on the sale of Kroll Lab Specialists ("KLS").The provision/(credit) for income taxes related to the disposal of discontinued operations for the twelve months ended December 31, 2010 includes the recognition of tax benefits related to the Kroll disposition recorded in the second quarter of 2010 and a tax provision of $36 million on the sale of KLS.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Operations
Operating loss	$(27)	$—
Credit for income tax	(10)	—
Loss from discontinued operations, net of tax	(17)	—

Disposals of discontinued operations	14	16
Provision (credit) for income tax	(19)	2
Disposals of discontinued operations, net of tax	33	14
Discontinued operations, net of tax	$16	$14

	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
Operations
Kroll net operating income	$—	$36
Provision for income tax	—	16
Income from discontinued operations, net of tax	—	20
Other discontinued operations, net of tax	(17)	(7)
Income (loss) from discontinued operations, net of tax	(17)	13

Disposals of discontinued operations	25	58
Provision (credit) for income tax	(25)	(235)
Disposals of discontinued operations, net of tax	50	293
Discontinued operations, net of tax	$33	$306

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$2,113	$1,894
Net receivables	2,906	3,035
Other current assets	629	347

Total current assets	5,648	5,276

Goodwill and intangible assets	6,963	6,823
Fixed assets, net	804	822
Pension related assets	39	265
Deferred tax assets	1,205	1,205
Other assets	795	919

TOTAL ASSETS	$15,454	$15,310

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$260	$8
Accounts payable and accrued liabilities	2,016	1,741
Accrued compensation and employee benefits	1,400	1,294
Accrued income taxes	63	62

Total current liabilities	3,739	3,105

Fiduciary liabilities	4,082	3,824
Less - cash and investments held in a fiduciary capacity	(4,082)	(3,824)
	—	—
Long-term debt	2,668	3,026
Pension, postretirement and postemployment benefits	1,655	1,211
Liabilities for errors and omissions	468	430
Other liabilities	984	1,123

Total equity	5,940	6,415

TOTAL LIABILITIES AND EQUITY	$15,454	$15,310